Exhibit 99.1

August 1, 2008

Re: Second Quarter 2008 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to provide you with your second quarter limited partnership update. This update packet includes the following materials:

•	Partnership Account Details of your account activity in the second quarter

•	Consolidated Partnership Distribution Summary of second quarter distributions and withholdings if the Fund(s) in which you are invested are distributing proceeds this quarter*

•

Consolidated Distribution Check if the Fund(s) in which you are invested are distributing anticipated proceeds this quarter.* (Please see the enclosed fact sheet for more information about distributions.)

•	Second Quarter 2008 L.P. Fact Sheet for each Fund in which you are a limited partner**

*	Class “A” share investors in Wells Funds VIII, IX, XII, XIII, and XIV are expected to receive an operating distribution.
**	Please note that there will not be a second quarter Fact Sheet for Wells Real Estate Fund I; however, the final audited financials and the liquidating statement will be mailed under separate cover.

The Consolidated Partnership Distribution Summary includes any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the second quarter.

As in previous quarters, you’ll want to review the Fund fact sheet(s), which include(s) an overview of a Fund’s portfolio, property activity, and current return.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

cc: Financial Representative

(Continued on reverse)

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-448-1010

Fax: 770-243-8199 www.wellsref.com

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Disclosure

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.